Exhibit 10.10

SIDE LETTER AGREEMENT

May 26, 2026

Side Letter Agreement — PIPE Financing

Ladies and Gentlemen:

This Side Letter Agreement (this “Side Letter”) is entered into as of the date set forth above by and between ENDRA Life Sciences Inc., a Delaware corporation (the “Company”), and LHE LNG Holdings LLC, a Delaware limited liability company (“Investor”), in connection with the matters set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, the Company and Investor are entering into that certain Securities Purchase Agreement, dated as of May 26, 2026 (as amended, restated, supplemented, or otherwise modified from time to time, the “Securities Purchase Agreement”), pursuant to which Investor has agreed to purchase, and the Company has agreed to sell and issue to Investor, shares of the Company's Common Stock and/or prefunded warrants to purchase shares of Common Stock, in exchange for the aggregate subscription amount payable by Investor pursuant to the Securities Purchase Agreement (the “Purchase Price” and such transaction, the “PIPE”);

WHEREAS, the Company previously announced by press release, dated March 25, 2026, that its board of directors (the “Board of Directors”) had initiated a process to evaluate a range of strategic alternatives aimed at maximizing shareholder value, including, but not limited to, strategic investments, mergers, business combinations, in-licensing or collaboration arrangements, asset sales, or sale or merger of the Company (each, a “Strategic Alternative” and, collectively, “Strategic Alternatives”);

WHEREAS, the Company has previously identified to Investor a potential specific Strategic Alternative with one or more specific identified counterparties (the “Identified Potential Strategic Alternative”);

WHEREAS, the Company and Investor desire to set forth certain additional agreements with respect to the treatment of the Purchase Price in connection with the Company’s evaluation of Strategic Alternatives, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Payment Upon Company Decision.

(a)
Notice of Decision not to Pursue Identified Potential Strategic Alternative. Promptly upon a decision by the Company not to continue pursuing entry into a definitive agreement in respect of the Identified Potential Strategic Alternative, the Company shall notify Investor in writing of such decision (the “Company Decision Notification”). The Company covenants to make such decision in good faith taking into account the likelihood of the success of the Identified Potential Strategic Alternative, and not refrain from making such decision for the sole purpose of avoiding payment of the fee under Section 1(b). Upon the written request of the Investor, which shall not be made more frequently than once a calendar week, the

Company shall provide the Investor with an update in writing regarding its decision to pursue entry into a definitive agreement in respect of the Identified Potential Strategic Alternative. In the event that the Company does not provide such update within three (3) Business Days following such request, such failure to respond shall be deemed to be a Company Decision Notification that the Company has determined not to continue pursuing entry into a definitive agreement in respect of the Identified Potential Strategic Alternative.
(b)
Obligation to Pay Fee. The Company shall, within two (2) Business Days after the date on which it delivers the Company Decision Notification to Investor (or fails to timely deliver an update pursuant to Section 1(a) above) (the “Decision Notification Date”), pay to Investor, by wire transfer of immediately available funds to such account as Investor shall designate in writing prior to the date of required return, an amount equal to (i) the Purchase Price less (ii) the number of any shares of Common Stock purchased by Investor in the PIPE, multiplied by the simple average of the VWAP of the Common Stock for each of the ten (10) Trading Days preceding the Decision Notification Date (the “10-day VWAP”), less (iii) the number of shares of Common Stock underlying any Prefunded Warrants purchased by Investor in the PIPE, multiplied by the 10-day VWAP. Notwithstanding the foregoing, in the event that the Company delivers a Company Decision Notification notifying Investor of a decision not to continue pursuing entry into a definitive agreement in respect of the Identified Potential Strategic Alternative due to, or in connection with, a delisting of the Company’s Common Stock from The Nasdaq Stock Market LLC (or any successor thereto), the 10-day VWAP shall be deemed to equal $0.00 for purposes of calculating the amount payable to Investor under clauses (ii) and (iii) of this Section 1(b). For the avoidance of doubt, the Investor’s affiliates (including, without limitation, Investor’s sole member) shall expressly be third party beneficiaries of, and shall be entitled to enforce the rights granted to the Investor pursuant to, this Section 1(b).
(c)
Cash Balance Maintenance. Until the earlier of (i) the closing of the Identified Potential Strategic Alternative and (ii) the Company’s payment of the fee under Section 1(b) above, the Company shall maintain a cash balance equal to or greater than the Purchase Price in a segregated bank account, with the Company’s spending of the cash balance in such bank account to be subject to a Deposit Account Control Agreement that is mutually acceptable to the parties hereto. The Company will promptly provide to the Investor, upon request, a report, together with reasonable supporting documentation, as to the Company’s compliance with this Section 1(c).

2. Board Observer. Until the earlier of (i) the closing of the Identified Potential Strategic Alternative and (ii) the Company’s payment of the fee under Section 1(b) above, the Investor shall be entitled to designate one individual (who may change from time to time upon written notice to the Company) as an observer (an “Observer”) to attend all meetings of the Board of Directors and all committee meetings of the Board of Directors. The Observer shall have the right to receive notice of, and to review the same information and materials (“Board Materials”) as are provided to directors for, such meetings and to speak at such meetings, but shall not be entitled to vote. The Company shall deliver to the Observer copies of any resolutions proposed to be adopted by the Board of Directors or any committee thereof, as applicable, at the same time as such resolutions are circulated to members of the Board of Directors or any committee thereof, as applicable. The Observer shall be reimbursed for all reasonable expenses related to attending all meetings of the Board of Directors and committees thereof on a basis that is consistent with the Company’s policies for director reimbursement, as if the Observer were a member of the Board of Directors and the committees thereof. Notwithstanding the foregoing in this Section 2, in no event shall the Observer be entitled to attend any portion of any Board of Directors or committee meeting relating to the Identified Potential Strategic Alternative, nor shall the Company provide any Board Materials or copies of resolutions relating to the Identified Potential Strategic Alternative.

3. No Modification of Securities Purchase Agreement.

Except as expressly set forth in this Side Letter, the Securities Purchase Agreement and all other Transaction Documents shall remain in full force and effect, unchanged, and nothing in this Side Letter shall be deemed to amend, waive, modify, or limit any provision thereof. In the event of any conflict or inconsistency between this Side Letter and the Securities Purchase Agreement with respect to the subject matter hereof, this Side Letter shall control.

4. Representations and Warranties.

Each party represents and warrants to the other party, as of the date hereof, that: (a) it has full power and authority to execute, deliver, and perform this Side Letter; (b) this Side Letter has been duly authorized, executed, and delivered by such party and constitutes the legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and to general principles of equity; and (c) the execution, delivery, and performance of this Side Letter does not conflict with or violate any applicable law, rule, regulation, order, or any agreement to which such party is a party or by which it is bound.

5. Miscellaneous. Sections 5.4, 5.9, 5.11, 5.12, 5.15, 5.16, 5.19, 5.20, and 5.21 of the Securities Purchase Agreement shall apply to this Side Letter, mutatis mutandis. This Side Letter and the provisions hereof shall be binding upon and inure to the benefit of the Investor and its successors and assigns.

6. Entire Agreement; Amendments.

This Side Letter, together with the Securities Purchase Agreement and the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings with respect to the subject matter hereof. This Side Letter may not be amended or modified except by a written instrument signed by each of the parties hereto.

[Signature Page Follows]

Very truly yours,

ENDRA LIFE SCIENCES INC.

By:	/s/ Alexander Tokman
Name:	Alexander Tokman
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

LHE LNG HOLDINGS LLC

By:	/s/ Donald G. Ainscow
Name:	Donald G. Ainscow
Title:	Vice President, Secretary and Assistant Treasurer